Exhibit 99.1

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	949-474-4300	Stephen Pedroff, Marketing Communications
	jill@allencaron.com	650-314-3400
dstewart@ritamed.com
spedroff@ritamed.com

RITA MEDICAL SYSTEMS TO PRESENT AT WELLS FARGO SECURITIES’

HEALTH CARE FIRESIDE CHAT

MOUNTAIN VIEW, CA (March 22, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that it is scheduled to make an investor presentation at Wells Fargo Securities’ Health Care Fireside Chat on Wednesday, March 24, 2004 at 11:15 a.m. Eastern Time. The one-day conference is being held at the St. Regis Hotel in New York City.

A live webcast of the Company’s presentation at the conference will be available via a link provided at the Company’s website at www.ritamedical.com. An archive of the presentation will begin shortly after the presentation time and will be available for thirty days.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold nearly 60,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s technology and its plans (i) to extend its technology to applications beyond the liver and (ii) to expand its product line with new and modified products are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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